Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

To Call Writer Directly:

    (212) 446-4800

September 2, 2004

Language Line, Inc.

One Lower Ragsdale Drive

Building 2

Monterey, California 93940

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Language Line, Inc., a Delaware corporation (the “Issuer”), Language Line, LLC, a Delaware limited liability company (“LL LLC”), Envok, LLC, a Delaware limited liability company (“Envok”), On Line Interpreters, Inc., an Illinois corporation (“On Line”), Language Line Services, Inc., a Delaware corporation (“LL Services”), Language Line Dominican Republic, LLC, a Delaware limited liability company (“LL Dominican Republic”), Language Line Panama, LLC, a Delaware limited liability company (“LL Panama”) and Language Line Costa Rica, LLC, a Delaware limited liability company (“LL Costa Rica”, and together with LL LLC, Envok, On Line, LL Services, LL Dominican Republic and LL Panama, the “Guarantors”) (the Guarantors and the Issuer are collectively referred to herein as the “Registrants”), in connection with the proposed registration by the Issuer of $165,000,000 in aggregate principal amount at maturity of the Issuer’s 11 1/8% Senior Subordinated Exchange Notes due 2012 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of June 11, 2004 by and among the Issuer, the Guarantors and The Bank of New York, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 11 1/8% Senior Subordinated Notes due 2012 (the “Old Notes”), of which $165,000,000 in aggregate principal amount at maturity is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation or Certificate of Formation, as applicable, and Bylaws or Limited Liability Company Agreement, as applicable, of each Registrant, (ii) minutes and records of the corporate proceedings of each Registrant with respect to the issuance of the Exchange Notes, (iii) the Indenture and (iv) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (a) the Registration Statement becomes effective, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes will be validly issued and binding obligations of the Issuer and the Guarantees will be validly issued and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registrations Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registrations Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based on exclusively on the internal law of the State of New York, the federal law of the United States, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Business Corporation Act of the State of Illinois, as applicable.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York, Delaware or Illinois or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connections with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP